Exhibit 10.02

This instrument prepared by and return to:	INSTR # 2007000319331, Pages 14 Doc Type MOD, Recorded 10/22/2007 at 01.36 PM, Charlie Green, Lee County Clerk of Circuit Court Rec Fee $120.50
Deputy Clerk JMILLER #1

Ruden, McClosky, Smith, Schuster & Russell, P.A.
5150 Tamiami Trail North	Cross Reference:
Suite 502	OR Book 4795, Page 2848
Naples, Florida 34103	Instrument No. 2006000400690
Attn: John L. Farquhar, Esq.	Instrument No. 2006000474156
Lee County, FL Records

NOTE TO CLERK: The Second Amended and Restated Renewal Promissory Note (the “Second Renewal Note”) secured hereby renews the Amended and Restated Renewal Promissory Note (the “Renewal Note”), which renewed that certain Promissory Note dated July 12, 2005 in the original amount of $56,610,000.00 (“Prior Note”) secured by the Mortgage Deed recorded at Official Records Book 4795, Page 2848, in the Public Records of Lee County, Florida, as assigned by the mortgagee pursuant to that certain Assignment of Mortgage and Note recorded at Instrument No. 2006000400690 in the Public Records of Lee County, Florida, and as modified by the First Amended to Mortgage Deed recorded on December 22, 2006, at Instrument No. 2006000474156, in the Public Records of Lee County, Florida (collectively, “Prior Mortgage”). Documentary stamp taxes in the amount of $198,135.00 and intangible taxes of $113,220.00 were paid upon recordation of the Prior Mortgage. No documentary stamp taxes or intangible taxes are due upon the recording of this Second Amendment to Mortgage Deed.

SECOND AMENDMENT TO MORTGAGE DEED

THIS SECOND AMENDMENT TO MORTGAGE DEED (the “Second Amendment”), effective as of September 28, 2007, by and between GINN-LA NAPLES LTD., LLLP, a Georgia limited liability limited partnership, whose permanent post office mailing address is 215 Celebration Place, Suite 200, Celebration, Florida 34747 (hereinafter called “Mortgagor”), and ALICO-AGRI LTD., a Florida limited partnership, whose permanent post office mailing address is P.O. Box 338, Labelle, Florida 33975 (hereinafter called “Mortgagee”).

WITNESSETH:

WHEREAS, Mortgagor executed that certain Mortgage Deed in favor of FIRST AMERICAN EXCHANGE COMPANY, LLC, a Delaware limited liability company (“First American”), dated July 12, 2005, recorded on July 13, 2005 at OR Book 4795, page 2848 in the Public Records of Lee County, Florida, as assigned by First American to Mortgagee pursuant to that certain Assignment of Mortgage and Note dated October 9, 2006, recorded on October 19, 2006 at Instrument No. 2006000400690 in the Public Records of Lee County, Florida, as modified by the First Amendment to Mortgage Deed recorded on December 22, 2006, at Instrument No. 2006000474156 in the Public Records of Lee County, Florida (collectively, the “Mortgage”) with regard to the Mortgaged Property (as defined therein);

WHEREAS, Mortgagor was indebted to Mortgagee in the original principal sum of Fifty-Six Million Six Hundred Ten Thousand and no/100 Dollars ($56,610,000.00) together with interest thereon, as evidenced by a certain promissory note in favor of First American in the original principal sum of Fifty-Six Million Six Hundred Ten Thousand and no/100 Dollars ($56,610,000.00) together with interest thereon, which promissory note, as assigned by First American to Mortgagee and subsequently as amended and restated and renewed by Mortgagor and Mortgagee pursuant to that certain Amended and Restated Renewal Promissory Note effective July 12, 2005, in the original principal sum of Fifty-Six Million Six Hundred Ten Thousand and no/100 Dollars ($56,610,000.00), as further amended, restated and renewed by Mortgagor and Mortgagee pursuant to that certain Second Amended and Restated Renewal Promissory Note in the original principal sum of Fifty-Four Million Five Hundred Fifty-Two Thousand Six Hundred Sixty Eight and 20/100 Dollars ($54,552,668.20) (the “Note”), which provides, among other things, that that all principal and accrued interest is due and payable on or before the date or dates described in the Note;

WHEREAS, Mortgagor and Mortgagee desire to make certain further amendments to the Mortgage, as are more particularly described herein.

NOW, THEREFORE, for and in consideration of the foregoing premises and the sum of Ten and No/100 Dollars ($10.00) cash in hand paid by each party hereto to the other, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mortgagor and Mortgagee hereby agree as follows:

1. Preamble. The preamble to this Second Amendment is incorporated in this Second Amendment as if set forth in this Second Amendment.

2. Definitions. All terms used in this Amendment with an initial capital letter, which are not otherwise defined herein, shall have the meanings given to such terms in the Mortgage.

3. Controlling Documents. In the event of a conflict between this Second Amendment and the Mortgage, this Second Amendment shall control. In the event of a conflict between the Mortgage and the Note, the Mortgage as modified by this Second Amendment shall control.

4. Additional Security for Mortgagee. As a requirement for recording any Subdivision Plat or Subdivision Plats for any portion of the Mortgaged Property Mortgagor shall either: (i) include Mortgagee as an additional beneficiary on any bond, letter of credit or other security required by Lee County in connection with the recording of such Subdivision Plat(s) to ensure completion of any subdivision infrastructure improvements located therein which Lee County requires to be bonded, or (ii) if Lee County does not allow Mortgagee to be named a beneficiary of the security posted with Lee County, post security for the benefit of Mortgagee in an equal amount and equal quality to and on substantially the same terms as the security required to be posted with Lee County to ensure completion of such subdivision infrastructure improvements. If (i) Mortgagor does not complete such subdivision improvements on or before the date required under the bond or other security provided to Lee County, or (ii) Mortgagee acquires title to the Mortgaged Property or a portion thereof through foreclosure, deed in lieu of foreclosure, or otherwise and Mortgagee completes such subdivision infrastructure improvements, Mortgagee shall have the right to draw on such bond, letter of credit or other security provided to

Mortgagee for payment of any cost which Mortgagee and its successors and/or assigns, expend to complete the subdivision infrastructure improvements secured by such bond, letter of credit or other security. Except as provided in Section 5 below, Mortgagor shall not have the right to have any Lot released unless (i) the Lot is included in a Subdivision Plat which has been recorded in Lee County, Florida and (ii) all of the requirements set forth herein with respect to the bonding of subdivision infrastructure improvements have been satisfied. However, none of the provisions of this Section 4 shall apply to the release of the Section 6/7 Property.

5. Releases and Mortgagee Right to Repay Cash Payments and Subsequent Applicable Release Payments and Other Issues.

(a) Mortgagor shall not have the right to obtain a release of a Lot and/or of the Section 6/7 Property and/or any portion of the Mortgaged Property at any time when there is a monetary default pursuant to the Note, the Mortgage and/or this Second Amendment, which has not been cured within any applicable grace or cure period, except as otherwise set forth in this Section 5. If Mortgagor defaults pursuant to the Note, the Mortgage and/or this Second Amendment, which default is not cured within any applicable grace or cure period and Mortgagee obtains title to all or a portion of the Mortgaged Property through foreclosure of the Mortgage or conveyance by deed in lieu of foreclosure, or otherwise obtains title to any or all of the Mortgaged Property, and Mortgagee has not previously released to Mortgagor all Lots and/or the Section 6/7 Property which Mortgagor is entitled to have released pursuant to the Mortgage, then Mortgagee shall have the option of either: (i) releasing platted Lots and/or the Section 6/7 Property up to the amount Mortgagee has paid in principal payments pursuant to the release provisions of the Mortgage for Lots and/or the Section 6/7 Property, less all of Mortgagee’s Foreclosure Costs (hereafter defined) and less the amounts already credited against any Lots and/or the Section 6/7 Property previously released, subject to the terms and conditions set forth herein (the “Release Option”), or (ii) repaying the amount of principal paid by Mortgagor, less Mortgagee’s

Foreclosure Costs, and less amounts credited against any Lots and/or the Section 6/7 Property previously released to Mortgagor (“Repayment Option”). The provisions of this Section 5 (other than subparagraph (f) below) shall not apply to any Lots and/or the Section 6/7 Property if such Lots and/or the Section 6/7 Property were released prior to Mortgagee obtaining title to all or a portion of the Mortgaged Property by foreclosure or deed in lieu of foreclosure or otherwise. If Mortgagee elects to exercise the Release Option and any Lots are to be released, fifty-percent (50%) of the Lots to be released shall be Lots selected by Mortgagee on the lake which is on the Northwest corner adjacent to the existing Alico Road and the other fifty percent (50%) of the Lots shall be Lots selected by Mortgagee on the lake which is on the Southeast corner adjacent to Corkscrew Road. If Mortgagor is entitled to more Lots than all of the Lots on those two lakes, then the additional Lots will be on the large center lake, which Lots shall also be selected by Mortgagee. If Mortgagor has not previously recorded a Subdivision Plat for any Lots to be released, the provisions of Section 5(e) shall apply.

(b) Mortgagee shall provide written notice to Mortgagor of its election under Section 5(a) above within two (2) years of the date of transfer of title to the Mortgaged Property by foreclosure, deed in lieu of foreclosure or otherwise (“Two-Year Period”). Notwithstanding the foregoing, in the event any appeal, bankruptcy filing or other legal proceeding is instituted in a court of competent jurisdiction challenging any foreclosure, deed in lieu of foreclosure or other transfer of title, the Two Year Period shall be extended until a final non-appealable adjudication is rendered which affirms such foreclosure, deed in lieu of foreclosure or other transfer of title (collectively referred to as “Final Vesting”). In the event Mortgagee has elected to exercise the Release Option such election notice shall also identify the specific Lots and/or the Section 6/7 Property to be released to Mortgagor. If Mortgagee fails to provide any notice of election on or before the end of the Two Year Period, Mortgagee shall be deemed to have elected the Repayment Option. Within thirty (30) days of providing such election notice: (x) if Mortgagee has elected the Repayment Option, then Mortgagee shall pay the amount owed to Mortgagor pursuant to the Repayment Option in immediately available funds and Mortgagor shall acknowledge the receipt of such funds and that Mortgagee has fulfilled its obligations pursuant to this Second Amendment and the Mortgage or (y) if Mortgagee has elected the Release Option, then Mortgagee shall convey to Mortgagor good marketable and insurable fee simple title to the Lots and/or the Section 6/7 Property as designated by Mortgagee pursuant to the election notice, subject to the Permitted Exceptions (hereafter defined), or if a Subdivision Plat has not yet been filed for such Lots, comply with the requirements of Section 5(e).

(c) The Lots and/or the Section 6/7 Property, if applicable, shall be conveyed by special warranty deed subject to all matters which existed at the time the Mortgaged Property was originally conveyed by Mortgagee to Mortgagor, all items affecting title created by Mortgagor, all matters affecting title which were reasonably created in obtaining development approvals relating to the Mortgaged Property, all easements created for utilities, drainage or access, the requirements of this Second Amendment, matters which would be shown by an accurate survey of the applicable property and any other matters of record approved by Mortgagor if Mortgagor is the grantee, or approved by Mortgagee if Mortgagee is the grantee (collectively, the “Permitted Exceptions”). All documentary stamp taxes shall be paid by Mortgagor. All real estate taxes, CDD assessments and other special assessments shall be assumed by Mortgagor without credit. At Closing, Mortgagee shall cause Stewart Title Insurance Company or other nationally recognized title insurance company reasonably acceptable to Mortgagor to issue to Mortgagor, at Mortgagor’s sole cost and expense, an owner’s title insurance policy insuring good marketable fee simple title to the applicable Lots and/or Section 6/7 Property, subject only to the Permitted Exceptions.

(d) For purposes of this Section 5, “Mortgagee’s Foreclosure Costs” shall include any and all costs, charges and expenses, including, but not limited to, attorneys fees (through all stages of legal proceedings in acquiring title to the Property through foreclosure or deed in lieu of foreclosure including but not limited to bankruptcy, pretrial, trial, appellate, administrative), reasonably incurred, survey and engineering studies done relating to Mortgagee’s obtaining the Mortgaged Property through foreclosure or deed in lieu of foreclosure and all other expenses paid at any time by the Mortgagee because of the failure on the part of the Mortgagor to perform, comply with and abide by each and every one of the stipulations, agreements, conditions and covenants of the Note, the Mortgage and this Second Amendment.

(e) If Mortgagee elects the Release Option and Mortgagor had not previously recorded one or more Subdivision Plats that cover all of the Lots to be released, it shall be Mortgagee’s responsibility to record when determined appropriate by Mortgagee the necessary Subdivision Plat(s) (which shall be consistent with the Approved Site Plan) and to post any bond, letter of credit or other security required by Lee County in connection therewith for the completion of any subdivision infrastructure improvements and to proceed as Mortgagee determines appropriate with the construction of the subdivision infrastructure improvements and the golf course, which may be an 18-hole or a 27-hole course, and other amenities for all of the Mortgaged Property, at Mortgagee’s sole cost and expense, provided that, Mortgagor shall be obligated to pay for its pro rata share of all Project Costs (hereafter defined) incurred by Mortgagee at the closing of the conveyance of the Lots to be released to Mortgagor, which closing shall occur within thirty (30) days after Mortgagee’s completion of all of such work. For purposes of this Section 5(e), if Mortgagee has released any portion of the Mortgaged Property to Mortgagor other than the Section 6/7 Property and Lots, if any, Mortgagor shall reconvey to Mortgagee any such part of the Mortgaged Property pursuant to the same standards and requirements as set forth in Section 5(f), which shall be conveyed by Mortgagor to Mortgagee within thirty (30) days after Mortgagee has regained title to a portion of the Mortgaged Property pursuant to foreclosure or a deed in lieu of foreclosure or otherwise. For purposes of this Section 5, “Project Costs” shall mean any and all costs relating to the development of the Mortgaged Property including the construction of all subdivision infrastructure improvements for the Mortgaged Property, any related permitting for the overall project, the cost of building the golf course, which may be an 18-hole or a 27-hole course, and other amenities which are intended to serve the Lots and all related permitting and other governmental charges and fees, engineering, legal and other related costs for obtaining approvals and permits for the Mortgaged Property and all other related costs and offsite improvements required in order to be able to develop the Lots and the golf course and other amenities. For purposes of this Section 5, Mortgagor’s pro rata share shall be equal to the number of Lots being released to Mortgagor pursuant to the Release Option divided by the total number of Lots included in the Approved Site Plan for the Mortgaged Property. Mortgagor shall receive a credit against Mortgagor’s pro rata share equal to fifty percent (50%) of any Project Costs previously paid by Mortgagor.

(f) Notwithstanding any provision in the Mortgage or this Second Amendment to the contrary, if Mortgagee acquires title to all or any part of the Mortgaged Property through foreclosure or deed in lieu of foreclosure or otherwise, Mortgagor shall have the right to withdraw the bond, letter of credit or other security that it posted with Lee County in connection with the recording of any Subdivision Plat(s) (“Security Withdrawal”), subject to compliance with the requirements of this Second Amendment, as long as no sales of Lots or any other portion of the Mortgage Property have been made to third parties, provided that Mortgagor provides written notice of such election to Mortgagee within the later to occur of i) 120 days of such transfer of title to Mortgagee, or ii) Final Vesting as defined in Section 5(b). In such event, Mortgagee and its successors and assigns shall have the right to replace such bond, letter of credit or other security provided by Mortgagor to Lee County and if the security is not replaced within ninety (90) days from the later to occur of i) the time Mortgagor provides Mortgagee notice of such election, or ii) Final Vesting as defined in Section 5(b), Mortgagor may proceed to vacate the Subdivision Plat(s). In such event, as part of such Security Withdrawal, notwithstanding any provision contained in this Second Amendment, the Mortgage or otherwise to the contrary, Mortgagor shall not have the right to apply any principal payments to the release of Lots and Mortgagor will reconvey by special warranty deed to Mortgagee any Lots and other portions of the Mortgaged Property, if any, which have been released to Mortgagor from the Mortgage, as modified by this Second Amendment, other than the Section 6/7 Property which Mortgagor shall be entitled to retain in the event of a Security Withdrawal. The special warranty deed shall be subject only to the Permitted Exceptions. All documentary stamp taxes shall be paid by Mortgagor, All real estate taxes, CDD assessments and other special assessments shall be prorated as of the date of transfer. Mortgagor shall pay for owner’s title insurance for Mortgagee at promulgated rate which will be supplied by Mortgagee’s counsel or title company selected by Mortgagee.

(g) For purposes of this Section 5, the Mortgage and this Second Amendment, the owners of Lots purchased from Mortgagor shall have the right to purchase memberships in the golf course on the same basis as the owners of Lots purchased from Mortgagee. For purposes of this Section 5, the Mortgage and this Second Amendment, the owners of Lots purchased from Mortgagee shall have the right to purchase memberships in the golf course on the same basis as the owners of Lots purchased from Mortgagor. For purposes of this Section 5, all other provisions of the Mortgage and this Second Amendment, the Approved Site Plan shall mean the Master Site Plan, which is a conceptual site plan, shown on page 4 of 30 of WilsonMiller Project Number 03552-005-001-EPP00, Index Number D-3552-44, used to obtain SFWMD Environmental Resource Permit Number 36-05075-P (Lot 308 has been deleted), and as supplemented by Master Site Plan shown on Sheet 5 of 57 of WilsonMiller Project No. 03552-005-002-FLP00, Index Number D-3552-71. Mortgagee may change the Approved Site Plan as long as Mortgagee obtains Mortgagor’s consent, which consent shall not be unreasonably withheld, delayed or conditioned. After all Lots that Mortgagor is entitled to receive have been conveyed to Mortgagor, Mortgagee may change the Approved Site Plan without Mortgagor’s consent as long as such changes do not change Mortgagor’s Lots or materially and adversely change ingress, egress, drainage or utilities for Mortgagor’s Lots. Mortgagee’s right to initiate modifications of the Approved Site Plan only applies in the event Mortgagee has acquired title to all or a portion of the Mortgaged Property through foreclosure, deed-in-lieu of foreclosure or otherwise.

6. Provisions Surviving Foreclosure. The provisions of this Second Amendment and any related provisions contained in the Mortgage shall survive foreclosure or a deed in lieu of foreclosure or other transfer of title and the obligations of Mortgagor and Mortgagee relating thereto shall remain binding and enforceable against Mortgagor and Mortgagee and their respective successors and assigns even after a foreclosure or deed in lieu of foreclosure or other transfer of title has occurred. Mortgagee can record an affidavit of its compliance with any of the requirements of this Second Amendment and the Mortgage and Mortgagor acknowledges that any third party shall have the right to rely upon such affidavit.

7. Default Interest Rate. Any amounts which are required to be paid by the Mortgage when there has been a default by Mortgagor which is not cured within any applicable grace or cure period shall incur interest at 5% per annum above the non-default interest rate applicable to the Note at that time or if after the “Maturity Date” as that term is defined in the Note the non-default interest rate applicable to the Note immediately prior to the Maturity Date.

8. Notices. Any notices required or permitted to be given under this Second Amendment, the Mortgage or the Note shall be in writing and shall be deemed given if delivered by hand, sent by recognized overnight courier (such as Federal Express), transmitted via facsimile transmission or mailed by certified or registered mail, return receipt requested, in a postage pre-paid envelope, and addressed as follows:

As to Mortgagee:	Alico-Agri, Ltd.
c/o Alico, Inc.
Attn: John R. Alexander, Chairman & CEO
Mailing Address:
Post Office Box 338, Labelle, FL 33975
Physical Address:
640 S. Main Street, Labelle, FL 33935
Telephone: 863-675-2966
Facsimile: 863-675-5799

With a copy to:	Alico, Inc.
Attn: Dan L. Gunter, President
Mailing Address:
Post Office Box 338, Labelle, FL 33975
Physical Address:
640 S. Main Street, Labelle, FL 33935
Telephone: 863-675-2966 Facsimile: 863-675-6928

With a copy to:	Ruden McClosky et al.
Attn: John L. Farquhar, Esq.
5150 Tamiami Trail North, Suite 502
Naples, FL 34103
Telephone: 239-659-1100
Facsimile: 954-333-4037

As to Mortgagor:	Ginn-LA Naples, Ltd. LLLP
Attn: Edward R. Ginn, III
215 Celebration Place, Suite 200
Celebration, Florida 34747
Telephone: 321-939-4700
Facsimile: 321-939-4800

With a copy to:	Bruce A. Wobeck, Esquire
Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, GA 30326
Telephone: 404-504-7739
Facsimile: 404-365-9532

With a copy to:	John G. Morris, Esquire
Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, GA 30326-1044
Telephone: 404-572-7722
Facsimile: 404-365-9532

With a copy to:	Mr. Robert F. Masters
The Ginn Company
One Hammock Beach Parkway
Palm Coast, FL 32137
Telephone: (386) 246-5780
Facsimile: (386) 246-5785

unless the address is changed by the party by like notice given to the other parties. Notice given by hand delivery shall be deemed received on the date delivered if delivered on a business day during business hours, otherwise it shall be deemed delivered on the next business day. Notice given by certified or registered mail, return receipt requested, postage pre-paid, shall be deemed delivered three (3) days following the date mailed. Notice sent by recognized overnight courier (such as Federal Express) shall be deemed received on the next business day. Notices given by facsimile shall be deemed received if sent as confirmed by confirmation of transmission by telecopier retained by the sender shall be proof of such sending and it shall be deemed received at that time if such time is during business hours on a business day, otherwise it shall be deemed received on the next business day. Any notice refused shall be deemed to be accepted on the earlier of the time frame set forth in this notice provision or when actually refused. Failure to give any of the copies in addition to the primary notice shall not affect the validity of the notice. Counsel may give notice on behalf of the parties.

9. Ratification. Except as expressly set forth in this Second Amendment, the Mortgage remains unmodified and unchanged and the parties hereto ratify and confirm the Mortgage, as amended hereby.

10. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument. It shall not be necessary for each party to execute each counterpart, provided that each party shall have signed and delivered at least one such counterpart.

[signatures commence on following page]

IN WITNESS WHEREOF, each of Mortgagor and Mortgagee has caused its duly authorized agent to execute this Second Amendment effective as of September 28, 2007.

WITNESSES:	“MORTGAGOR”

/s/ Wendy Perry	GINN-LA NAPLES LTD., LLLP, a Georgia limited liability partnership
Signature
Wendy Perry	By:	Ginn-Naples GP, LLC, a Georgia limited liability company, its sole General Partner
Print Name

		By:	/s/ Robert F. Masters
/s/ Adrienne Decamillo		Name:	Robert F. Masters
Signature		Title:	President

Adrienne Decamillo
Print Name

STATE OF FLORIDA	)
	)	SS.
COUNTY OF FLAGLER	)

The foregoing instrument was acknowledged before me this 17th day of October, 2007, by Robert F. Masters, as President, of Ginn-Naples, GP, LLC, on behalf of Ginn-LA Naples Ltd., LLLP, a Georgia limited liability limited partnership. He is personally known to me or has produced _____________________ as identification.

/s/ Eileen P. Coleman
Notary Signature
Eileen P. Coleman
(Notary Name Printed)
(NOTARY SEAL)
Notary Public
Commission No. DD638613

[signatures continue on following page]

[signatures continued from previous page]

WITNESSES:	“MORTGAGEE”

/s/ Whitney Littlejohn	ALICO-AGRI, LTD., a Florida limited partnership
Signature
Whitney Littlejohn	By:	Alico, Inc., a Florida corporation, its general partner
Print Name

		By:	/s/ John R. Alexander
/s/ Sarah Jane Alexander		Name:	John R. Alexander
Signature		Title:	Chairman & CEO

Sarah Jane Alexander
Print Name		(CORPORATE SEAL)

STATE OF NORTH CALIFORNIA	)
	)	SS.
COUNTY OF BUNCOMBE	)

The foregoing instrument was acknowledged before me this 17 day of October, 2007, by John R. Alexander as Chairman and CEO of Alico, Inc., a Florida corporation, in its capacity as general partner of ALICO-AGRI, LTD., a Florida limited partnership. He is personally known to me or has produced FI License #A425-47636-183-0 as identification.

/s/ John B. Denton
Notary Signature

John B. Denton
(Notary Name Printed)

(NOTARY SEAL)
Notary Public
Commission No. _______________